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           AGREEMENT BETWEEN EDUCATIONAL VIDEO CONFERENCING, INC. AND
         GENERAL REINSURANCE CORPORATION FOR THE OFFERING OF INTERACTIVE
                TELEVIDEO COURSES AND DISTANCE LEARNING PROGRAMS

                              W I T N E S S E T H

     AGREEMENT made this 6th day of November 1998, between Educational Video Conferencing Inc. (hereinafter "EVC"), with offices located at 35 East Grassy Sprain Road, Yonkers, New York 10710, and General Reinsurance Corporation (hereinafter "General Re"), with offices located at Financial Centre, P. O. Box 10350, Stamford, Connecticut 06904.

     Whereas, General Re desires to provide its associates with access to undergraduate and graduate college courses and programs via Interactive Televideo Distance Learning and Computer Based Distance Learning at General Re locations more particularly specified below, and,

     Whereas, EVC has the ability to provide such access to undergraduate and graduate college courses and programs, subject to the terms and conditions herein provided,

     NOW, THEREFORE, it is hereby agreed as follows:

     1. EVC agrees it will provide access to undergraduate and graduate college courses and learning programs via Interactive Televideo Distance Learning and Computer Based Distance Learning to General Re associates, commencing with the start of the next available semester.

     2. EVC will provide access to college courses via General Re's installed base of video conferencing room system units and telecommunications network and, if enrollment demand meets criteria to be agreed upon from time to time by the parties, via video enabled desktop computers at General Re.

     2.1 General Re agrees, in the event desk top computers are utilized, it will allow EVC to video enable existing computers at General Re locations to be mutually agreed upon in writing, at no cost to General Re.

     3. In the event mutually agreed locations do not have computers capable of being video enabled, EVC will provide video enabled computers provided student course registrations at said locations meet EVC projections.

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     3.1 If, in the sole opinion of EVC, enrollment justifies additional video conferencing room systems, and General Re desires the addition of such systems, then EVC will provide such additional room systems compatible with General Re's installed base of room video conferencing systems at no cost to General Re and at a mutually agreed time. The cost of linking said additional video conferencing room systems to General Re's installed base of room systems shall be borne by General Re.

     4. General Re agrees to allow EVC to transmit courses over its video conferencing room systems and telecommunications network and /or desktop computers on a schedule to be agreed upon in the future, but in any event not less than Mondays through Thursdays from 5 PM to 11 PM, Fridays 5 PM to 8 PM and Saturdays from 9 AM to 3 PM at the receiving locations.

     5. General Re agrees to allow EVC to offer courses over desktop computers at locations to be mutually agreed upon and subject to the minimum college student course registrations; the parties further agree they will designate these locations in writing no later than thirty (30) days after the execution of this agreement.

     6. General Re agrees it will give its associates access to its established tuition reimbursement or advancement plan in connection with EVC courses and learning programs.

     7. EVC shall be permitted to offer such undergraduate and graduate courses and learning programs as are approved by General Re for its established tuition reimbursement/advancement program.

     7.1 EVC shall offer undergraduate and graduate programs in Insurance, Management, Marketing, Economics, Finance and Accounting from accredited colleges and universities. EVC shall also have the right to offer Seminars and Certificate Programs in Insurance, Risk Management and Actuarial Science to General Re from accredited colleges and universities.

     7.2 EVC and General Re will agree which, if any, additional degrees, programs, or courses of study will be offered ninety (90) days prior to the beginning of any academic term.

     7.3 Courses which constitute a part of the core curriculum of any college or university participating in the General Re/EVC approved program shall be deemed approved for tuition reimbursement and/or advancement, so long as the individual courses are applicable to approved degrees or major plans of study.

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     8. EVC agrees that General Re associates will be charged the standard tuition charges of the respective college or university, together with all appropriate college fees and, when applicable, a video conferencing fee; all of the above tuition and fees shall be payable directly to the respective college or university.

     8.1 General Re associates will be required to arrange for the purchase of course books and materials with the individual colleges and universities, and neither General Re nor EVC shall have any responsibility in this regard.

     9. General Re acknowledges its associates will be required to execute a guarantee of payment form which will bind the individual employee to pay for tuition, and fees (including any additional video conferencing fees), in the event that for any reason they are not eligible for, or do not receive tuition reimbursement/advancement as contemplated herein, or do not receive reimbursement for certain fees.

     10. Except as otherwise indicated in paragraph 11 below, General Re agrees that it will allow EVC to utilize General Re's installed base of room systems and telecommunications network to transmit courses to General Re associates at no cost to EVC.

     11. EVC agrees it will pay all telecommunications costs, including monthly charges, associated with signal transport from any educational provider to EVC's bridge.

     11.1 General Re agrees it will pay all telecommunication costs, including monthly charges associated with signal transport, from General Re video conferencing sites to EVC's bridge.

     12. General Re agrees it will provide its associates with access to suitable and appropriate facilities from which to participate in EVC courses at no cost to EVC; General Re shall be responsible for all HVAC, electricity, maintenance, security (if applicable) and other costs associated with providing such space to its associates.

     13. The parties agree they will fully cooperate with one another in promoting the EVC program to General Re associates. Company officers selected by General Re will promote this program to the best of their ability, including, but not limited to, participation in marketing programs, promotional photographs and video tapes for use with General Re associates.

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     14.1 If possible, General Re will allow EVC to utilize e-mail to communicate with those associates who have indicated interest in enrolling in EVC courses.

     14.2 EVC agrees it shall provide materials from the various colleges and universities at no cost to General Re, including but not limited to brochures, surveys, registration materials and videotapes.

     14.3 General Re agrees to distribute the materials provided by EVC not less than one (1) time per semester to all its associates and on request to interested individuals.

     14.4 General Re consents to the use by EVC of standard college registration forms, guarantee of payment forms, site location choice forms and other necessary forms, and shall not unreasonably withhold approval of other such forms as may be necessary to carry out the intent of this agreement.

         14.5 EVC shall be permitted to conduct open houses and registration meetings at such General Re locations as can be mutually agreed upon and at agreed times which do not interfere with the normal conduct of business. Open houses and registration nights are to be scheduled at times and places convenient to General Re associates so as to maximize potential registrations.

         14.6 EVC shall not be permitted to utilize General Re logos, trademarks and copyrighted materials without the prior approval of General Re.

         15. EVC shall hire a coordinator, at no cost to General Re, who shall be trained in the operation of the video conferencing room systems and desktop computer video systems, as the case may be, who shall be available to train General Re associates on the operation of the systems for one (1) week prior to the start of each semester as well as during the first week of each semester; in the event that, in its sole discretion, EVC determines that certain locations or students require further training, EVC shall provide such further training by a coordinator as each individual case warrants.

         16. General Re shall grant EVC, its employees and/or agents, such access to General Re facilities during regular business hours and with prior notice as shall be reasonably necessary to the installation and maintenance of any equipment provided by EVC in connection with this agreement, as well as for the proper administration of the program contemplated hereunder.

         17. All equipment installed by EVC in conjunction with this program shall remain the sole property of EVC and, upon the expiration or termination thereof, shall be immediately released to EVC.

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     17.1 EVC shall maintain all of its equipment in proper working order and shall enter into service contracts with reliable service companies in order to ensure proper maintenance and repair of said equipment.

     18. General Re shall be permitted to utilize EVC equipment when same is not in use by EVC and agrees to hold EVC harmless and indemnify EVC for any loss or damages resulting from the use of said equipment by General Re; in addition, General Re agrees to immediately reimburse EVC for any costs associated with the repair or replacement of any equipment lost, damaged or stolen while in General Re's possession.

     18.1 EVC shall hold General Re harmless and indemnify General Re for any loss or damages resulting from the housing of EVC equipment at General Re sites or the networking and video transmissions for the classes to General Re installed video systems.

     18.2 In addition, General Re agrees not to permit any other use, other than by EVC, of its installed base of room systems, during any regularly scheduled EVC class or course; General Re further agrees to promptly repair or replace, as necessary, any of its equipment or systems which will be utilized by EVC in delivering access to classes and programs hereunder.

     19. The term of this agreement shall be FIVE (5) Years from the date first written above. The agreement may be extended for one (1) additional year on the anniversary date of the original execution, at the option of General Re, and at the anniversary of each 12-month period following.

     19.1 EVC shall notify General Re, in writing, ninety days prior to the anniversary date, on an annual basis, the agreement will be extended for an additional one year term, unless General Re responds in writing to EVC within thirty days that it no longer wants to continue the agreement. If General Re at any anniversary date so desires not to renew the agreement, and so informs EVC, the agreement shall only have four remaining years in its term and shall terminate thereafter.

     20. It is expressly agreed and understood neither party shall be liable for incidental, special or consequential damages for any breach or violation of this agreement.

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     21. All notices required to be given hereunder shall be done in writing and mailed certified, return receipt requested, to the other party at their last known address, and shall be deemed given when mailed.

     22. This agreement shall be construed and interpreted under the laws of the State of New York.

     23. If any portion of this agreement is held to be void or unenforceable, it shall not effect the validity and enforceability of the remaining portions.

     24. Any disputes arising hereunder shall be determined by way of arbitration before the American Arbitration Association at their offices located in White Plains, New York.

     25. The foregoing constitutes the entire agreement between the parties with respect to the matters contained herein and no other such agreements shall be valid unless in writing and subscribed to with the same formality as this document.

     WHEREFORE, the parties have hereunto affixed their hands and seals the date first indicated above.

GENERAL REINSURANCE CORPORATION

By:       /s/
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         Tom N. Kellogg
         President and Chief Operating Officer

EDUCATIONAL VIDEO CONFERENCING, INC.

By:      /s/
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         John J. McGrath, Ph.D.
         President

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